EXHIBIT 99.1








FOR IMMEDIATE RELEASE:                                       NEWS
September 27, 2001                                       OTC-VARL


     VARI-L COMPANY ANNOUNCES FISCAL 2001 FINANCIAL RESULTS


DENVER, Colorado - Vari-L Company, Inc. (OTC-VARL), a leading provider of advanced components for the wireless telecommunications industry, today announced results for its fiscal year ended June 30, 2001.

The Company also announced it would conduct a conference call at 2:30 p.m. Mountain Time, Thursday, Sept. 27, to discuss its results. The call-in number is 1-800-219-6110. The conference I.D. number is 399214. The call will also be broadcast over the Internet through PR Newswire's web site at http://www.videonewswire.com/event.asp?id=1207. To listen to the live call, please go to the web site 15 minutes early to register and download any necessary audio software. A replay will be made available shortly after the call at www.prnewswire.com.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED JUNE 30, 2001
COMPARED WITH THE 12 MONTHS ENDED JUNE 30, 2000

Net sales for the year ended June 30, 2001 increased 35.3% to $41.4 million compared with $30.6 million for the 12 months ended June 30, 2000. This improvement primarily reflects increased demand for commercial signal source products. Net sales from commercial signal source products was $34.9 million for the year ended June 30, 2001, a 39.0% increase from the $25.1 million for the 12 months ended June 30, 2000. The year ended June 30, 2001 included a significant end-of-life production run generating net sales of $809,000 and fees earned from contract modifications of approximately $295,000. The twelve months ended June 30, 2000 did not have the benefit of these items. Net sales from all other products were $6.5 million for the year ended June 30, 2001, an 18.2% increase from the $5.5 million for the 12 months ended June 30, 2000.

Gross profit for the year ended June 30, 2001 increased 49.6% to $19.6 million, or 47.3% of sales, compared with $13.1 million, or 42.8% of sales, for the 12 months ended June 30, 2000. Included in cost of goods sold for the year ended June 30, 2001 are charges of $1.4 million for obsolete and excess inventory, compared with $516,000 for the 12 months ended June 30, 2000.
The higher gross profit margin in the 2001 period was due to improved production yields and the absorption of manufacturing overhead over a larger volume of sales, the benefit from the end-of-life production run and contract modification, partially offset by inventory shrinkage and scrap and the above noted provision.

Included in operating expenses are charges for non-cash stock compensation. The charges for stock compensation principally relate to amortization of deferred stock compensation attributable to stock options granted at less than the market price of the common stock on the date of the grant. Of the $487,000 total amount of stock compensation recorded for the year ended June 30, 2001, $409,000 relates to options granted in December 1999. In December 2000 these options were reformed to $34.50 per share, the market price of the common stock on the date of the original grant. As a result, the remaining unamortized stock compensation cost associated with these option grants was reversed in December 2000.

The net loss for the year ended June 30, 2001 was $1.4 million, or $0.20 per share, compared with a net loss of $1.6 million, or $0.25 per share, for the twelve months ended June 30, 2000. Excluding the impact of stock compensation (which is a non-cash charge to earnings) and expenses relating to accounting restatements and related shareholder litigation (which management believes are not indicative of continuing operating expenses), net income for the year ended June 30, 2001 would have been $1.5 million, or $0.21 per share, compared with a loss of $558,000, or $0.09 per share, for the twelve months ended June 30, 2000.

IMPACT OF ECONOMIC SLOWDOWN

As discussed in the press release of April 19, 2001, Vari-L continues to experience softness in the demand for its products due to the general state of the wireless telecommunications industry. In the fourth quarter, net sales were $9.0 million compared with $10.0 million in the third quarter. Additionally, Vari-L expects net sales for the first quarter of fiscal 2002 to be down as much as 40% compared with the fourth quarter of fiscal 2001. This reduced demand and the broad availability of excess components in the industry as a whole required Vari-L to re-evaluate the adequacy of reserves for excess and obsolete inventory in the fourth quarter.

For the quarter ended June 30, 2001, Vari-L charged approximately $700,000 for excess and obsolete inventory to cost of sales. Additionally, since the majority of manufacturing overhead is fixed in nature, Vari-L's gross profit was adversely affected in the quarter by the reduced level of net sales.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2001, working capital was $7.1 million including cash and cash equivalents of $2.0 million. In fiscal 2001, Vari-L focused on reducing inventory levels and increasing inventory turns. Using the cash generated from inventory reductions, management focused on bringing accounts payable to vendors into compliance with their credit terms.

Throughout the fiscal year ended June 30, 2001, the Company made significant reductions in its credit facilities. Through June 28, 2001, concurrent with the execution of three forbearance agreements, Vari-L had reduced the notes payable to Bank One from $11.5 million to $6.7 million. On June 28, 2001, the Company entered into a credit agreement with Wells Fargo Business Credit, Inc. (the "Credit Facility"). Concurrent with the closing of the Credit Facility, Vari-L paid its former lender, Bank One, in full and borrowed a total of $3.0 million from Wells Fargo Business Credit, Inc. As of June 30, 2001, the Company had outstanding balances of $1.5 million on its term loan and $1.5 million on its revolving loan.

The Credit Facility provides for a $6.0 million secured revolving line of credit, a secured term loan of up to $2.5 million, and a $1.5 million secured capital expenditures loan. On September 17, 2001, this facility was amended to establish revised financial covenants for the fiscal years ending June 30, 2002 and June 30, 2001.

"We are very pleased with the year over year growth we were able to achieve this year, particularly with the general downturn in the wireless sector and the overall economy that occurred in the latter part of the year," said Charles Bland, president and CEO. "The improvement in margins reflects the efforts of our leadership team in improving our operational efficiencies and lowering our breakeven rate.

"We began to see some softening during our fiscal fourth quarter and that softness in orders continued into the first quarter of this year," Bland continued. "The exact timing of a recovery is difficult to predict, but we currently believe that we will experience the bottom before the end of our second quarter. Needless to say, we will likely see a much tougher competitive market over the next year, so we are aggressively stepping up our new product development efforts to broaden our market opportunity and focusing our manufacturing team on reducing our overall cost structure.

"I believe that Vari-L turned in a solid performance for the fiscal year," added Bland. "Absent our non-cash charges relating to stock compensation and the nonrecurring expenses associated with accounting restatements and litigation, we would have been profitable for the fiscal year. I believe that this underscores the capabilities of our leadership team and the potential we have to increase shareholder value in the future."

Bland said the Company and counsel for the class action plaintiffs have had some discussions regarding the resolution of the class action lawsuit but he could not publicly disclose details of those discussions without jeopardizing the Company's position. According to Bland, "The company stands ready to settle this litigation in a timely manner that is fair to both our current and former shareholders." Vari-L previously announced a settlement agreement with the Securities and Exchange Commission, which settlement is subject to final approval by a federal district court, under which the Company will not be required to pay civil penalties or money damages to the SEC.

FORWARD-LOOKING STATEMENTS

Some of the statements we make in this news release are "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. In most cases, when we use words like "believe," "expect," "estimate," "anticipate," "project," or "plan" to describe something which has not yet occurred, we are making a forward-looking statement. Forward-looking statements we make are based on a number of assumptions by us about the future, usually based on current conditions or on the broader expectations of others. These assumptions may or may not prove to be correct and, as a result, our own forward-looking statements may also be inaccurate. On the other hand, based on what we know today and what we expect in the future, we believe that the forward-looking statements we make in this news release are reasonable.

We cannot list here all of the risks and uncertainties that could cause our actual future financial and operating results to differ materially from our historical experience and our present expectations or projections but we can identify many of them.
For example, our future results could be affected by the overall market for various types of wireless communications products, the success of the specific products into which our products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of our internal projections as to the demand for certain types of technological innovation, competitors' products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts and the ultimate outcome of pending and threatened litigation and regulatory action. It is also important to remember that forward-looking statements speak only as of the date when they are made and we do not promise that we will publicly update or revise those statements whenever conditions change or future events occur. Accordingly, we do not recommend that any person seeking to evaluate our company should place undue reliance on any forward-looking statement in this news release.


                            CONTACTS:
Vari-L Company, Inc.         Pfeiffer High Public Relations, Inc.
Chuck Bland, President & CEO                         Jay Pfeiffer
Rick Dutkiewicz, CFO                                 303/393-7044
303/371-1560                                 jay@pfeifferhigh.com
www.vari-l.com

STATEMENT OF OPERATIONS DATA
(In thousands of dollars, except share and per share data)


                      Fiscal Year   Twelve Months   Three Months
                         Ended          Ended          Ended
                     June 30, 2001  June 30, 2000  June 30, 2001
                     -------------  -------------  -------------
                                     (unaudited)    (unaudited)

Net Sales             $      41,377  $      30,597  $     8,988

Cost of goods sold           21,747         17,540        5,465
                       ------------   ------------  -----------
Gross profit                 19,630         13,057        3,523
                       ------------   ------------  -----------

Operating Expenses:
  Selling                      4,445          3,636         980
General and
   administrative             9,222          4,436        2,716
 Research and
   development                4,286          5,646          868
 Expenses relating
   to accounting
   restatements and
   the related
   shareholder
   litigation                 2,387            469           54
                       ------------    ----------- ------------
Total operating
  expenses                   20,340         14,187        4,618
                       ------------    ----------- ------------

Operating loss                 (710)        (1,130)      (1,095)

Other income (expenses):
 Interest income                416            460           62
 Interest expense            (1,062)          (873)        (159)
 Other, net                     (43)           (35)         (39)
                       ------------    ----------- ------------
Total other income
  (expenses)                   (689)          (448)        (136)
                       ------------    ----------- ------------

Net loss              $      (1,399)  $     (1,578)  $   (1,231)
                       ============   ============  ===========

Loss per share        $       (0.20) $       (0.25) $     (0.17)
                       ============   ============  ===========
Weighted average shares
   outstanding            7,083,866      6,232,964    7,185,987
                       ============   ============  ===========



BALANCE SHEETS
(In thousands of dollars)

                                     June 30,         June 30,
                                       2001             2000
                                     -------          -------

ASSETS
Current assets:
  Cash and cash equivalents        $    2,013       $   11,030
  Trade accounts receivable,
    less allowance for doubtful
    accounts of $279 and
    $175, respectively                  5,942            5,881
  Inventories                           3,640            7,435
  Prepaid expenses and other
    current assets                        645              190
                                   ----------       ----------
Total current assets                   12,240           24,536
                                   ----------       ----------

Property and equipment:
  Machinery and equipment              11,616            9,845
  Furniture and fixtures                  822              721
  Leasehold improvements                1,500            1,539
                                   ----------       ----------
                                       13,938           12,105
  Less accumulated depreciation
    and amortization                    6,362            4,767
                                   ----------       ----------
Net property and equipment              7,576            7,338
Intangible and other assets,
  net of accumulated amortization         638              697
                                   ----------       ----------
Total assets                       $   20,454       $   32,571
                                   ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft                   $        -       $      321
  Trade accounts payable                1,669            4,182
  Accrued compensation                  1,286            1,500
  Other accrued expenses                  428              225
  Notes payable and current
    installments of long-term
    obligations                         1,764           11,566
                                   ----------       ----------
Total current liabilities               5,147           17,794

Long-term obligations                   1,321               92
Other liabilities                         157                -
                                   ----------       ----------
Total liabilities                       6,625           17,886
                                   ----------       ----------
Stockholders' equity:
  Common stock, $.01 par value,
    50,000,000 shares authorized;
    7,107,161 and 7,070,423 shares
    issued and outstanding,
    respectively                           71               71
  Additional paid-in capital           36,829           40,525
  Unamortized stock compensation cost     (79)          (4,318)
  Accumulated deficit                 (22,992)         (21,593)
                                   ----------       ----------
Total stockholders' equity             13,829           14,685
                                   ----------       ----------
Commitments and contingencies

Total liabilities and
  stockholders' equity             $   20,454       $   32,571
                                   ==========       ==========